                     SECURITY AGREEMENT - ACCOUNTS AND INVENTORY
                                      (BORROWER)

    THIS SECURITY AGREEMENT, made and entered into as of December 16, 1996, by DELTA BEVERAGE GROUP, INC., a Delaware corporation (herein called the "Borrower"), to NATIONSBANK, N.A., a national banking association, as Agent (the "Agent"), the Issuing Bank (as defined in the Agreement referenced below) and the Lenders (as defined below). Except as otherwise defined herein, terms used herein and defined in the Agreement referred to below, shall be used herein as so defined.

                                 W I T N E S S E T H:

    WHEREAS, the Borrower, the Lenders party thereto (the "Lenders"; together with the Agent and the Issuing Bank, the "Secured Parties") have entered into a Credit Agreement of even date herewith (herein called the "Agreement"), pursuant to which the Lenders have agreed to make Loans to the Borrower and the Issuing Bank has agreed to issue Letters of Credit on behalf of the Borrower in the total aggregate amount of up to $30,000,000; and

    WHEREAS, the Lenders are not willing to make the Loans as described above and the Issuing Bank is not willing to issue the Letters of Credit unless the Borrower secures the indebtedness evidenced by the Notes by the Collateral of the Borrower hereinafter described;

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and promises herein contained, the parties hereto agree as follows:

    23. GRANT OF SECURITY INTEREST. As collateral security for the payment of all indebtedness of the Borrower evidenced by the Notes, as the same may be extended, amended or substituted, and payment of all of the Borrower's liabilities and Obligations under the Agreement, the other Loan Documents and the Notes (the "Liabilities"), Borrower hereby pledges and assigns to the Agent, for the benefit of the Secured Parties, and hereby grants to the Agent, for the benefit of the Secured Parties, a continuing security interest in, all of Borrower's right, title and interest in, to and under the following property, wherever located, whether now or hereafter existing (all of such property being referred to collectively as the "Collateral"):

         "Inventory" of Borrower, which means and includes all Inventory (as such term is defined in the Uniform Commercial Code applicable to the perfection of such inventory).

         "Receivables" of Borrower, which means and includes all trade accounts receivable, any notes, bills, acceptances, choses in action, chattel paper, instruments, documents and other forms of obligations at any time owing to the Borrower, all relating to such trade accounts receivable, the proceeds thereof and all of Borrower's rights with respect to any goods or services represented thereby, whether or not delivered or performed, together with all customer lists, books and records, ledger and

                                  Page 1                        Exhibit 4.3
         account cards, computer tapes, software, disks, printouts and records, whether now in existence of hereafter created, relating to Receivables. "Account Debtor" means any person who is or who may become obligated to the Borrower under or on account of a Receivable.

    2. SECURITY FOR OBLIGATIONS. This Security Agreement (and the Collateral) secures the prompt payment in full and performance when due of all the Obligations. In addition, all advances, charges, costs and expenses, including reasonable attorney's fees, incurred or paid by the Agent, for the benefit of the Secured Parties, in exercising or enforcing any right, power or remedy conferred by this Security Agreement, shall become a part of the Obligations secured hereby.

    3. BORROWER REMAINS LIABLE. Anything herein to the contrary notwithstanding:

         (a) the Borrower shall remain liable under all Receivables and other Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed;

         (b) the exercise by the Agent or the other Secured Parties of any rights hereunder shall not release the Borrower from any of its duties or obligations under any of the Collateral; and

         (c) neither the Agent, nor the other Secured Parties shall have any obligation or liability under any Collateral by reason of this Security Agreement, nor shall they be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

    4. SECURITY INTEREST ABSOLUTE. All rights and security interests of the Agent, for the benefit of the Secured Parties, granted hereunder, and all obligations of the Borrower hereunder, shall be absolute and unconditional, irrespective of, and shall not be impaired or affected by:

         (a) any lack of validity or enforceability of the Agreement, this Security Agreement or any other Loan Document;

         (b) any change in the corporate existence, structure or ownership of the Borrower, or any bankruptcy or insolvency proceeding affecting the Borrower or any property of the Borrower or any resulting release or discharge of any Obligation contained in the Agreement, this Security Agreement or any other Loan Document;

         (c)  the failure of the Secured Parties:

                   (i) to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person under the provisions of the Agreement, this Security Agreement or any other Loan Document or under any applicable law, or

                                  Page 2                        Exhibit 4.3

                   (ii) to exercise any right or remedy against any Collateral;

         (d) any change in the time, manner, or place of payment of, or in any other term of, all or any Obligations, or any other amendment, modification, or waiver of, or any consent to or any departure from, the Agreement, this Security Agreement, any other Loan Document or any other Instrument relating to any thereof;

         (e) any increase, reduction, limitation, impairment or termination of the Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability, or lack of genuineness of, or any other event or occurrence affecting, any of the Obligations (and the Borrower hereby waives any right to or claim of any such defense or set-off, counterclaim, recoupment or termination);

         (f) any sale, exchange, release, surrender or non-perfection of any of the Collateral or any other collateral, or any release or amendment or waiver of, or any consent to or any departure from, any guaranty held by the Secured Parties securing or guaranteeing all or any of the Obligations;

         (g) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Borrower against the Secured Parties; or

         (h) any other circumstances which might otherwise constitute a suretyship or other defense available to, or a legal or equitable discharge of, the Borrower.

    5. PROTECTION OF COLLATERAL. The Agent may from time to time, at its option, perform any act which the Borrower agrees hereunder to perform and which the Borrower shall fail to perform after being requested in writing to so perform and the Agent may from time to time take any other action which the Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of the security interests therein.

    6. AGENT HAS NO DUTY. The powers conferred on the Agent hereunder are solely to protect the Secured Parties' interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for duties imposed by the U.C.C. upon secured creditors (unless otherwise modified hereby), the Agent and the other Secured Parties shall have no duty as to any Collateral or responsibility for taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

    7. MAINTENANCE OF SECURITY INTEREST. The Borrower will, from time to time, upon the request of the Agent, deliver specific assignments of Collateral, together with such other instruments and documents, financing statements, amendments thereto, assignments or other writings as the Agent may reasonably request to carry out the terms of this Security Agreement or to protect or enforce the Secured Parties' security interest in the Collateral.

    With respect to any and all Collateral to be secured and conveyed under this Security Agreement, the Borrower agrees to do and cause to be done all things necessary to perfect and keep in full force the security interest granted in favor of the Secured Parties, including,

                                  Page 3                        Exhibit 4.3
but not limited to, the prompt payment of all fees and expenses incurred in connection with any filings made to perfect a security interest in the Collateral.

    The Borrower agrees to make appropriate entries upon its financial statements and its books and records disclosing the Secured Parties' security interest in the Collateral.

    8.   COLLATERAL.

         (a) INSPECTION AND VERIFICATION OF COLLATERAL. Any of the Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the Agent's name or in the name of the Borrower, to verify the validity, amount or any other matter relating to Receivables by mail, telephone, telegraph or otherwise. The Agent (by any of its officers, employees and/or agents) shall have the right, at any time or times during Borrower's usual business hours and upon prior reasonable notice to the Borrower, to inspect the Collateral, all records related thereto (and to make extracts from such records), and the premises upon which any of the Collateral is located, to discuss Borrower's business affairs and finances with any Person, and to verify the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral.

         (b) RECORDS OF COLLATERAL. Borrower shall keep accurate and complete records of the Collateral, and, upon request by the Agent, Borrower shall deliver to the Agent, in form and substance acceptable to the Agent, a detailed aged trial balance and records of all then existing Receivables of Borrower specifying the names, addresses, face value, dates of invoices for each Account Debtor and any other relevant information and, upon demand, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to the Receivables and such other matters and information relating to the status of then existing Receivables as the Agent shall reasonably request.

         (c) NOTICE REGARDING DISPUTED RECEIVABLES. In the event any amounts due and owing in excess of $100,000 are in dispute between any Account Debtor and the Borrower relating to Receivables, the Borrower shall provide the Agent with written notice thereof within 30 days of becoming aware of the dispute explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy.

         (d) CHANGE OF NAME, ETC. The Borrower hereby covenants and agrees that it will not change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed hereunder seriously misleading within the meaning of Section 9-402(7) of the U.C.C. (or any other then applicable provision of the U.C.C.) unless the Borrower shall have given the Agent at least ninety (90) days' prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by the Agent to amend such financing statement or continuation statement so that it is not seriously misleading.

    9.   WARRANTIES REGARDING COLLATERAL.

                                  Page 4                        Exhibit 4.3

         (a) The Borrower warrants and represents that it is and will continue to be the owner of the Collateral, now owned and upon the acquisition of the same, free and clear of all encumbrances and security interest, other than the security interest in favor of the Secured Parties hereunder and Liens expressly permitted by the Agreement, and that it will defend the Collateral and any products and proceeds thereof against all claims and demands of all persons at any time claiming the same or any interest therein adverse to the Secured Parties.

         (b) The Borrower will not sell, exchange, lease, mortgage, encumber, pledge (except as permitted herein), or otherwise dispose of the Collateral, except in the ordinary course of business, without the prior written consent of the Agent or as otherwise provided in the Agreement.

         (c) The chief place of business and chief executive office of the Borrower is located at 2221 Democrat Road, Memphis, Tennessee. As of the date hereof, the Collateral owned by the Borrower is kept at the Borrower's chief executive office and at the other locations specified in SCHEDULE 1 attached hereto and incorporated herein by reference. Records pertaining to the Collateral are kept at the same such locations.

         (d) The execution and delivery of this Security Agreement, together with the filing of the UCC-1 Financing Statements identified in SCHEDULE 2 attached hereto and incorporated herein by reference (each of which Financing Statements is in proper form, and has been duly executed by the Borrower and delivered to the Agent for the benefit of the Secured Parties) will create a valid, enforceable and perfected security interest in all the Collateral securing the Obligations, which security interest will be a first priority security interest.

         (e) The Borrower has not, since January 1, 1992, transacted business, and does not transact business, under any names or trade names other than as identified on SCHEDULE 3 attached hereto.

    10. WARRANTIES AND REPRESENTATIONS CONCERNING COLLATERAL. With respect to the Collateral, Borrower warrants and represents to the Secured Parties that the Secured Parties may rely on all statements, representations and records made by Borrower, unless otherwise indicated in writing by Borrower, that:

         (a) The Receivables are genuine, are in all respects what they purport to be, are not evidenced by a judgment and, if evidenced by an instrument or document, are only evidenced by one original instrument or document;

         (b) The Collateral has not been pledged to any Person other than to the Secured Parties under this Security Agreement;

         (c) To the best of Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement of the Receivables or tend to reduce the amount payable thereunder;

                                  Page 5                        Exhibit 4.3

         (d) Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility of any Receivable;

         (e) To the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending which might result in any material adverse change in its financial condition;

         (f) To the best of Borrower's knowledge, there are no setoffs, counterclaims or disputes existing or asserted with respect to any Receivable and Borrower has not made any agreement with any Account Debtor thereunder for any deduction therefrom, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

         (g) Receivables relating to Account Debtors represent bona fide transactions completed for services rendered and/or goods delivered, and, unless otherwise noted, are not known by the Borrower to be in dispute; and

         (h) To the best of Borrower's knowledge without any inquiry, all Account Debtors under any Receivable (i) had the capacity to contract at the time any contract or other document giving rise to the Receivable was executed and (ii) are Solvent.

    11. REMEDIES. All obligations of Borrower to the Secured Parties pursuant to the Agreement may, at the option of the Secured Parties, be declared and become immediately due and owing, if any representation or warranty of Borrower made herein or pursuant hereto should prove untrue or misleading in any respect or if Borrower violates any covenant or agreement contained herein which violation remains unremedied for 30 days after notice thereof by the Agent, or upon the occurrence of any Event of Default (as defined in the Agreement) and the expiration of any applicable grace periods. Upon and after an Event of Default, the Secured Parties shall have the following rights and remedies, the exercise of any of which shall not operate to limit the availability of any others:

         (a) All of the rights and remedies of a secured party under the Uniform Commercial Code of the state where such rights and remedies are asserted, or under other applicable law, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Security Agreement, the Agreement and in all of the other Loan Documents;

         (b) The right to open Borrower's mail addressed to Borrower in care of the Agent and collect any and all amounts due to the Borrower from Account Debtors;

         (c) The right to (i) demand payment of the Receivables; (ii) enforce payment of the Receivables, by legal proceedings or otherwise; (iii) exercise all of Borrower's rights and remedies with respect to the collection of the Receivables; (iv) settle, adjust, compromise, extend or renew the Receivables; (v) settle, adjust or compromise any legal proceedings brought to collect the Receivables; (vi) if permitted by applicable law, sell or assign the Collateral, upon such terms, for such amounts and at such time or times as the Agent, on behalf of the Secured Parties,

                                  Page 6                        Exhibit 4.3
    deems advisable; (vii) discharge and release the Receivables; (viii) take control, in any manner, of any item of payment of or proceeds derived from the disposition of any Collateral; (ix) prepare, file and sign Borrower' name on a Proof of Claim in Bankruptcy or similar document against any Account Debtor; (x) prepare file and sign Borrower's name on any notice of lien, assignment or satisfaction of lien, or similar document in connection with the Collateral; (xi) endorse the name of the Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Collateral; (xii) use Borrower's stationery and sign the name of the Borrower to verifications of the Receivables, and notices thereof to Account Debtors; and (xiii) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Receivables, to which the Borrower has access;

         (d) The right, through self-help or the assistance of a court, to take possession of all Collateral, to the extent permitted by law. All monies, or any part thereof, received by the Secured Parties under this paragraph from time to time shall be applied by the Secured Parties to the Liabilities secured hereby and those owing under the Notes;

         (e) The right to sell or to otherwise dispose of all or any Collateral in its then condition, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as the Agent, in its sole discretion, may deem advisable; such sales may be adjourned from time to time with or without notice. The Agent shall have the right to conduct such sales on Borrower's premises or elsewhere and shall have the right to use Borrower's premises without charge for such sales for such time or times as they may see fit. To the extent not inconsistent with the provisions under any of the Franchise Agreements, the Agent is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements, with the exception of any rights under the Franchise Agreements, shall inure to the Agent's benefit, for the benefit of the Secured Parties. The Agent, on behalf of the Secured Parties, shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and any of the Secured Parties may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Liabilities of the Borrower under the Agreement. The proceeds realized from the sale of any Collateral shall be applied to (i) the reasonable costs and expenses, including the reasonable fees and expenses of the Secured Parties' attorneys, incurred by the Secured Parties for collection and for acquisition, completion, protection, sale and delivery of the Collateral; (ii) interest due upon the indebtedness due under the Notes; (iii) the principal of the indebtedness due under the Notes; and
    (iv) all other Obligations. If any deficiency shall arise, the Borrower shall remain liable to the Secured Parties therefor; and

         (f) The rights and remedies provided to the Secured Parties under the Agreement and under any other Loan Documents.

                                  Page 7                        Exhibit 4.3

    12. WAIVER. Neither the failure nor any delay on the part of the Secured Parties to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise of any other right, power or privilege of the Secured Parties.

    13. GENERAL. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise offset the construction of any provision hereof.

    14. GOVERNING LAW. This Security Agreement shall be construed and its performance governed in accordance with the laws of the State of North Carolina, including to the extent applicable, the Uniform Commercial Code of that State.

    15. BENEFITS. This Security Agreement is freely assignable and transferrable by the Secured Parties to any assignee and transferee of any Secured Obligation, however, the duties and obligations of the Borrower may not be delegated or transferred without the written consent of the Agent. The rights and privileges of the Secured Parties shall inure to the benefit of their successors and assigns, and the duties and obligations of the Borrower shall bind its successors and assigns.

    16. NOTICES. All notices and other communication provided for hereunder shall be in the manner and to the addresses as set forth in the Agreement.

                                  Page 8                        Exhibit 4.3

    IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed by authority duly given as of the day and year first above written.


WITNESS:                          DELTA BEVERAGE GROUP, INC.


/s/ illegible                By: /s/ John F. Bierbaum
-------------------              ----------------------------
                             Name:  John F. Bierbaum
                             Title: Vice President and
                                    Chief Financial Officer


WITNESS:                          NATIONSBANK, N.A., as Agent


/s/ illegible                By: /s/ M. Eric Newberg
-------------------              ----------------------------
                             Name:  M. Eric Newberg
                             Title: Vice President


                                  Page 9                        Exhibit 4.3

                                      SCHEDULE 1


                               LOCATIONS OF COLLATERAL

CHIEF EXECUTIVE OFFICE AND MAILING ADDRESS:

                   Delta Beverage Group, Inc.
                   2221 Democrat Road
                   Memphis, TN 38132
                   Attention: Bradley J. Braun


    PROPERTIES OWNED BY THE BORROWER:

(i)  LITTLE ROCK, AR:         (o)  FORREST CITY, AR:
     6200 Patterson                Industrial Park
     Little Rock, AR               Forrest City, AR
     72209                         72335

(j)  HOT SPRINGS, AR:         (p)  RESERVE, LA:
     101 East Maurice St.          383 West 10th Avenue
     Hot Springs, AR               Reserve, LA 70084
     71901

(k)  MONTICELLO, AR:          (q)  THIBODAUX, LA:
     143 Industrial Drive          P.O. Box 130
     Monticello, AR 71655          111 Robin Lane
                                   Shriever, LA 70395
(l)  JONESBORO, AR:
     1301 Aggie Rd.           (r)  MONROE, LA:
     Jonesboro, AR 72401           2301 Ruffin Drive
                                   Monroe, LA 71202
(m)  BATESVILLE, AR:
     1125 Batesville          (s)  LEESVILLE, LA:
     Blvd.                         1856 West Hawthorne
     Batesville, AR 72501          Road
                                   Leesville, LA 71446
(n)  CAMDEN, AR:
     936 Washington St.       (t)  TUPELO, MS:
     Camden, AR 71701              620 East President St.
                                   Tupelo, MS 38801

                                  Page 10                        Exhibit 4.3

(u)  BATESVILLE, MS:            (aa) WINONA, MS:
     180 Corporate Drive             105 Liberty Street
     Batesville, MS 38606            Winona, MS 38967

(v)  SENATOBIA, MS:             (ab) CORINTH, MS:
     154 Mathews Dr.                 1502 S. John St.
     Senatobia, MS 38668             Corinth, MS 38834

(w)  GREENVILLE, MS:            (ac) COLLIERVILLE, TN:
     718 Main Street                 (Distribution)
     Greenville, MS 38701            110 Byhalia Road
                                     Collierville, TN
(x)  WINONA, MS:                     38017
     201 N. Front St.
     Winona, MS 38967           (ad) COLLIERVILLE, TN:
                                     (Production)
(y)  WINONA, MS:                     150 Byhalia Road
     112 North Central Avenue        Collierville, TN
     Winona, MS 38967                38017

(z)  WINONA, MS:                (ae) TEXARKANA, TX:
     114 North Central Avenue        3005 Magnolia
     Winona, MS 38967                     Texarkana, TX 75503

    24.  PROPERTIES LEASED BY THE BORROWER (INCLUDING LANDLORD'S NAME):

Property                              Landlord

(a)    JACKSON, TN:                   Bev, Inc.
       200 Anglin Lane                1A Street
       Highway 70 and Anglin Lane     P.O. Box 9194
       Jackson, TN 38301              Jackson, TN 38314

(b)    FORREST CITY, AR:              501 Properties
       501 Rich Street                744 West Scott St.
       P.O. Box 818                   Forrest City, AR
       Forrest City, AR 72335         72335

(c)    ALEXANDRIA, LA:                Arthur Sharplin
       101 Cenla Drive                5809 Torn Wooten Cove
       Pineville, LA 71360            Austin, TX 78731

(d)    SHREVEPORT, LA:                Meljoy Properties
       1501 Corporate Avenue          c/o Melvin Goldberg
       Shreveport, LA 71107           3825 Gilbert, Suite 102
                                      Shreveport, LA 71104

                                  Page 11                        Exhibit 4.3

(e)    CORINTH, MS:                   Jumper & Stockton Realty
       P.O. Box 1917                  P.O. Box 890
       Route 5, Box 91                Booneville, MS 38829
       Highway 45 South
       Corinth, MS 38834

(f)    COLUMBUS, MS:                  Sealy & Co., Inc.
       1447 Industrial Park Rd.       333 Texas Street,
       P.O. Box 8995                  Suite 1450
       Columbus, MS 39705-8995        Shreveport, LA 71101

(g)    KOSCIUSKO, MS:                 James W. Bailey
       306 Elm Street                 87 Breakers Lane
       P.O. Box 97                    Ridgeland, MS 39157
       Kosciusko, MS 39090

(h)    MEMPHIS, TN:                   SCI North Carolina
       3678 Contract Drive            Ltd. Partnership
       Memphis, TN                    6000 Poplar Avenue,
                                      Suite 150
                                      Memphis, TN 38119

(i)    MEMPHIS, TN (CORPORATE):       Nonconnah Corporate Center
       2221 Democrat Road             1980 Nonconnah Blvd.,
       Memphis, TN 38132              Suite 100
                                      Memphis, TN 38132

                                  Page 12                        Exhibit 4.3

                               SCHEDULE 2

                       UCC-1 FINANCING STATEMENTS

   1. UCC-1 Financing Statement executed by Borrower in favor of Lender, as agent, for filing with the Arkansas Secretary of State.

   2. UCC-1 Financing Statement executed by Borrower in favor of Lender, as agent, for filing with the Clerk of Court of Jefferson Parish, Louisiana.

   3. UCC-1 Financing Statement executed by Borrower in favor of Lender, as agent, for filing with the Mississippi Secretary of State.

   4. UCC-1 Financing Statement executed by Borrower in favor of Lender, as agent, for filing with the Tennessee Secretary of State.

   5. UCC-1 Financing Statement executed by Borrower in favor of Lender, as agent, for filing with the Texas Secretary of State.


                             FILING OFFICES

   1.    Arkansas Secretary of State.

   2.    Jefferson Parish Clerk of Court.

   3.    Mississippi Secretary of State.

   4.    Tennessee Secretary of State.

   5.    Texas Secretary of State.

                                  Page 13                        Exhibit 4.3

                               SCHEDULE 3

                               TRADENAMES

    Delta Beverage Group

    Delta Beverage Group of Louisiana
                                  Page 14                        Exhibit 4.3